Exhibit 99.1

SIGA
Contact:
Dr. Bernard Kasten
SIGA Technologies, Inc.
CEO
bkasten@siga.com
(212) 672-9100


        SIGA ANNOUNCES $ 1 MILLION AGREEMENT WITH SAINT LOUIS UNIVERSITY
                    FOR SMALLPOX DRUG (SIGA-246) DEVELOPMENT

New York, September 20, 2005 -- SIGA Technologies, Inc. (NASDAQ: SIGA) today announced that it had entered into an agreement with Saint Louis University for the continued development of SIGA's smallpox drug (SIGA-246). The agreement is funded through the National Institutes of Health. Under the terms of the agreement, SIGA will receive approximately $1 million to support specific aspects of the preclinical development of SIGA's oral anti-smallpox drug SIGA-246. SIGA will receive the revenue from the agreement over the next six months.

"We are delighted to have this opportunity to expand the scope of our relations with Saint Louis University" said Dennis E. Hruby, Ph.D., Chief Scientific Officer of SIGA. "Saint Louis University and its scientific team are playing a central role in helping to advance SIGA-246 through development."

Smallpox is classified as a Category A agent by the Center for Disease Control
(CDC). It is considered one of the most significant threats for use as a biowarfare agent due to the fact that people in the United States have not been vaccinated against it since 1972. Smallpox is very easily transmitted from person to person, and has high mortality rates (30-60%) with 90% morbidity. Mass immunizations of the general population using the current live vaccine are not recommended, as there are known complications in certain individuals from vaccination (including encephalitis, myocarditis, disseminated vaccinia virus infection, and death). At present there is no approved treatment for smallpox that can be safely administered to the general population without significant risk of adverse reactions.

SIGA's CEO Bernard L. Kasten, MD stated "The NIH has been a strong supporter of our smallpox anti-viral counter measure development program and we are looking forward to working with the Saint Louis University scientific team to further expedite the development of our promising smallpox drug SIGA-246."

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential to become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. In addition to smallpox, SIGA also has antiviral programs targeting other Category A pathogens which cause hemorrhagic fevers. Included are the arenaviruses (Lassa Fever Virus, Junin, Macupo, Guanarito, and Sabia), Lymphocytic choriomeningitis virus
(LCMV), Dengue, and the filoviruses, Ebola and Marburg. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking statements

This Press Release contains certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products

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and (f) unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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